Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2024 Second Quarter GAAP EPS of $2.57 and Adjusted EPS of $2.85

Q2 FY24 (comparisons versus prior year):
•GAAP EPS# of $2.57, up 30 percent; GAAP net income of $581 million, up 29 percent; and GAAP net income margin of 19.8 percent, up 570 basis points
•Adjusted EPS* of $2.85, up four percent; adjusted EBITDA* of $1.2 billion, up four percent; and adjusted EBITDA margin* of 40.9 percent, up 490 basis points

Recent Highlights
•Listed among Barron’s 100 Most Sustainable Companies for the sixth consecutive year
•Continued demonstrating leadership in hydrogen fueling, announcing plans for new, multi-modal stations in Duisburg and Meckenheim, Germany, and a network of stations between Edmonton and Calgary, Alberta, Canada, to fuel heavy-duty and long-range vehicles
•Increased quarterly dividend to $1.77 per share in January, the 42nd consecutive year of increases

Guidance
•Maintaining fiscal 2024 full-year adjusted EPS guidance* of $12.20 to $12.50, up six to nine percent over prior year adjusted EPS*; fiscal 2024 third quarter adjusted EPS guidance* of $3.00 to $3.05
•Continue to expect fiscal year 2024 capital expenditures* of $5.0 billion to $5.5 billion
#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.

Fiscal 2024 Second Quarter Consolidated Results
LEHIGH VALLEY, Pa. (April 30, 2024) - Air Products (NYSE:APD) today reported second quarter fiscal 2024 results, including GAAP EPS from continuing operations of $2.57, up 30 percent from the prior year. GAAP net income of $581 million was up 29 percent over the prior year due to lower charges for business and asset actions, favorable pricing, and lower other costs, partially offset by lower equity affiliates' income, lower volumes, and higher interest expense. GAAP net income margin of 19.8 percent increased 570 basis points over the prior year, which included a positive impact of about 150 basis points from lower energy cost pass-through. Air Products' second quarter fiscal 2024 GAAP results include an unfavorable $0.28 per share impact from business actions intended to optimize costs and focus resources on growth projects, as well as costs for the non-service related components of the Company's defined benefit pension plans compared to an unfavorable $0.77 per share impact in the prior year quarter. Both of these items are reflected as adjustments in the non-GAAP measures discussed below.
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For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.85 increased four percent over the prior year. Adjusted EBITDA of $1.2 billion was up four percent over the prior year, as higher pricing and lower costs were partially offset by lower equity affiliates' income. Adjusted EBITDA margin of 40.9 percent increased 490 basis points over the prior year, which included a positive impact of about 250 basis points from lower energy cost pass-through.
Second quarter sales of $2.9 billion decreased eight percent from the prior year, as one percent higher pricing was more than offset by six percent lower energy cost pass-through—which negatively affected sales but had no impact on net income—two percent lower volumes, and one percent unfavorable currency.
Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "Focused on pricing and reducing our costs, we delivered in the second quarter of fiscal year 2024 despite the challenging economic and geopolitical circumstances. Our adjusted earnings per share of $2.85 exceeded the high end of our guidance for the quarter. Our adjusted EBITDA margin of 40.9% is leading the industry, and so is our safety performance. We are confident that with cost discipline, focus on pricing, and execution across the business, we will continue to create shareholder value and deliver our commitments. We also are solidifying our energy transition leadership as we continue to execute our strategic portfolio of low- and zero-carbon hydrogen projects around the world.”

Fiscal 2024 Second Quarter Results by Business Segment
•Americas sales of $1.2 billion were down nine percent versus the prior year, due to 12 percent lower energy cost pass-through and one percent unfavorable currency, partially offset by three percent higher pricing and one percent higher volumes. Operating income of $372 million and adjusted EBITDA of $590 million both increased 15 percent, in each case primarily due to higher pricing and volumes. Adjusted EBITDA also benefited from higher equity affiliates' income. Operating margin of 29.9 percent increased 630 basis points and adjusted EBITDA margin of 47.4 percent increased 1,000 basis points. The operating margin and adjusted EBITDA margin improvements included positive impacts from lower energy cost pass-through of approximately 300 basis points and 450 basis points, respectively.
•Asia sales of $780 million decreased four percent from the prior year, due to four percent unfavorable currency and one percent lower volumes, partially offset by one percent higher energy cost pass-through. Operating income of $204 million decreased 13 percent and adjusted EBITDA of $328 million decreased six percent, in each case primarily driven by volume and unfavorable currency. Operating margin of 26.1 percent decreased 250 basis points and adjusted EBITDA margin of 42.1 percent decreased 90 basis points.
•Europe sales of $668 million decreased eleven percent from the prior year, due to lower volumes and energy cost pass-through of six percent each and one percent lower pricing, partially offset by two percent favorable currency. Operating income of $201 million increased 16 percent and adjusted EBITDA of $264 million increased five percent primarily due to lower power and other costs. The favorable impact of these items on adjusted EBITDA was partially offset by lower equity affiliates' income. Operating margin of 30.1 percent increased 710 basis points and adjusted EBITDA margin of 39.5 percent increased 620 basis points. The operating margin and adjusted EBITDA margin improvements included positive impacts from lower energy cost pass-through of approximately 200 basis points and 250 basis points, respectively.
•Middle East and India equity affiliates' income of $74 million decreased 25 percent compared to the prior year, primarily due to higher interest expense and other operating costs.

•Corporate and other sales of $201 million decreased seven percent compared to the prior year primarily due to lower non-LNG sale of equipment activity.
Outlook
Air Products continues to expect full-year fiscal 2024 adjusted EPS guidance* of $12.20 to $12.50, up six to nine percent over prior year adjusted EPS. For the third quarter of fiscal 2024, Air Products' adjusted EPS guidance* is $3.00 to $3.05.
Air Products continues to expect capital expenditures* of $5.0 billion to $5.5 billion for full-year fiscal 2024.

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*Management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2024 second quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on April 30, 2024 by calling 323-794-2575 and entering passcode 3708961 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects supporting the transition to low- and zero-carbon energy in the heavy-duty transportation and industrial sectors. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and provides turbomachinery, membrane systems and cryogenic containers globally.

The Company had fiscal 2023 sales of $12.6 billion from operations in approximately 50 countries and has a current market capitalization of over $50 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Sidd Manjeshwar, tel: (610) 481-1872; email: manjessj@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of U.S. Dollars, except for share and per share data)	2024	2023	2024	2023
Sales	$2,930.2	$3,200.1	$5,927.6	$6,374.8
Cost of sales	1,991.5	2,282.8	4,058.7	4,555.1
Selling and administrative expense	240.6	251.2	479.0	485.6
Research and development expense	25.4	27.2	51.1	51.6
Business and asset actions	57.0	185.6	57.0	185.6
Other income (expense), net	21.5	6.5	22.3	14.9
Operating Income	637.2	459.8	1,304.1	1,111.8
Equity affiliates' income	143.3	165.9	301.7	275.9
Interest expense	59.9	40.9	113.4	82.1
Other non-operating income (expense), net	(9.2)	(13.9)	(24.0)	(14.5)
Income Before Taxes	711.4	570.9	1,468.4	1,291.1
Income tax provision	130.5	121.0	265.9	257.4
Net Income	580.9	449.9	1,202.5	1,033.7
Net income attributable to noncontrolling interests	8.5	10.1	20.8	21.7
Net Income Attributable to Air Products	$572.4	$439.8	$1,181.7	$1,012.0

Per Share Data (U.S. Dollars per share)
Basic earnings per share attributable to Air Products	$2.57	$1.98	$5.31	$4.55
Diluted earnings per share attributable to Air Products	$2.57	$1.97	$5.30	$4.54

Weighted Average Common Shares (in millions)
Basic	222.5	222.3	222.5	222.3
Diluted	222.7	222.7	222.8	222.7

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 March	30 September
	2024	2023
Assets
Current Assets
Cash and cash items	$2,535.0	$1,617.0
Short-term investments	102.8	332.2
Trade receivables, net	1,715.8	1,700.4
Inventories	721.2	651.8
Prepaid expenses	263.3	177.0
Other receivables and current assets	719.2	722.1
Total Current Assets	6,057.3	5,200.5
Investment in net assets of and advances to equity affiliates	4,758.9	4,617.8
Plant and equipment, at cost	35,913.2	32,746.3
Less: accumulated depreciation	15,912.7	15,274.2
Plant and equipment, net	20,000.5	17,472.1
Goodwill, net	883.2	861.7
Intangible assets, net	318.4	334.6
Operating lease right-of-use assets, net	998.8	974.0
Noncurrent lease receivables	458.6	494.7
Financing receivables	1,209.6	817.2
Other noncurrent assets	1,236.4	1,229.9
Total Noncurrent Assets	29,864.4	26,802.0
Total Assets	$35,921.7	$32,002.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,783.0	$2,890.1
Accrued income taxes	156.2	131.2
Short-term borrowings	184.3	259.5
Current portion of long-term debt	937.5	615.0
Total Current Liabilities	4,061.0	3,895.8
Long-term debt	12,344.6	9,280.6
Long-term debt – related party	155.3	150.7
Noncurrent operating lease liabilities	652.1	631.1
Other noncurrent liabilities	1,092.5	1,118.0
Deferred income taxes	1,281.3	1,266.0
Total Noncurrent Liabilities	15,525.8	12,446.4
Total Liabilities	19,586.8	16,342.2
Air Products Shareholders’ Equity	14,913.4	14,312.9
Noncontrolling Interests	1,421.5	1,347.4
Total Equity	16,334.9	15,660.3
Total Liabilities and Equity	$35,921.7	$32,002.5

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	31 March
(Millions of U.S. Dollars)	2024	2023
Operating Activities
Net income	$1,202.5	$1,033.7
Less: Net income attributable to noncontrolling interests	20.8	21.7
Net income attributable to Air Products	$1,181.7	$1,012.0
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	710.0	661.1
Deferred income taxes	6.9	29.0
Business and asset actions	57.0	185.6
Undistributed earnings of equity method investments	(118.2)	(78.1)
Gain on sale of assets and investments	(18.2)	(3.9)
Share-based compensation	28.5	31.2
Noncurrent lease receivables	40.2	39.5
Other adjustments	26.5	70.9
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	30.9	162.0
Inventories	(72.7)	(112.3)
Other receivables	(31.6)	(63.0)
Payables and accrued liabilities	(301.0)	(451.3)
Other working capital	(111.7)	(124.7)
Cash Provided by Operating Activities	$1,428.3	$1,358.0
Investing Activities
Additions to plant and equipment, including long-term deposits	(3,114.9)	(1,841.1)
Investment in and advances to unconsolidated affiliates	—	(912.0)
Investment in financing receivables	(392.4)	—
Proceeds from sale of assets and investments	20.2	7.2
Purchases of investments	(136.4)	(290.5)
Proceeds from investments	367.4	611.6
Other investing activities	30.1	(51.2)
Cash Used for Investing Activities	($3,226.0)	($2,476.0)
Financing Activities
Long-term debt proceeds	3,649.0	1,891.6
Payments on long-term debt	(64.7)	(596.0)
Decrease in commercial paper and short-term borrowings	(131.9)	(16.3)
Dividends paid to shareholders	(777.9)	(719.2)
Proceeds from stock option exercises	5.7	17.1
Investments by noncontrolling interests	142.6	72.8
Other financing activities	(110.3)	(46.6)
Cash Provided by Financing Activities	$2,712.5	$603.4
Effect of Exchange Rate Changes on Cash	3.2	46.0
Increase (Decrease) in cash and cash items	918.0	(468.6)
Cash and cash items – Beginning of year	1,617.0	2,711.0
Cash and Cash Items – End of Period	$2,535.0	$2,242.4
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$321.8	$327.0

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 March 2024
Sales	$1,245.8	$779.7	$667.9	$35.7	$201.1	$2,930.2
Operating income (loss)	371.9	203.6	201.0	5.6	(87.9)	694.2	(A)
Depreciation and amortization	174.1	116.4	50.8	6.7	12.8	360.8
Equity affiliates' income	44.2	8.3	11.7	73.9	5.2	143.3
Three Months Ended 31 March 2023
Sales	$1,373.1	$813.9	$752.9	$44.8	$215.4	$3,200.1
Operating income (loss)	324.2	233.0	173.2	1.3	(86.3)	645.4	(A)
Depreciation and amortization	161.7	110.0	48.3	6.6	13.0	339.6
Equity affiliates' income	28.1	7.3	29.5	98.9	2.1	165.9

Six Months Ended 31 March 2024
Sales	$2,497.9	$1,573.5	$1,399.1	$71.1	$386.0	$5,927.6
Operating income (loss)	726.3	414.8	398.6	9.5	(188.1)	1,361.1	(A)
Depreciation and amortization	343.8	228.2	99.0	13.3	25.7	710.0
Equity affiliates' income	81.3	12.5	32.4	166.8	8.7	301.7
Six Months Ended 31 March 2023
Sales	$2,757.3	$1,591.7	$1,544.8	$86.2	$394.8	$6,374.8
Operating income (loss)	667.2	468.9	319.0	8.0	(165.7)	1,297.4	(A)
Depreciation and amortization	317.7	211.9	92.6	13.2	25.7	661.1
Equity affiliates' income	44.5	14.7	47.2	163.0	6.5	275.9

Total Assets
31 March 2024	$11,372.6	$7,203.3	$5,113.2	$6,835.9	$5,396.7	$35,921.7
30 September 2023	9,927.5	7,009.6	4,649.8	5,708.4	4,707.2	32,002.5
(A)Refer to the "Reconciliation to Consolidated Results" section below.
Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Six Months Ended
	31 March		31 March
Operating Income	2024	2023	2024	2023
Total	$694.2	$645.4	$1,361.1	$1,297.4
Business and asset actions	(57.0)	(185.6)	(57.0)	(185.6)
Consolidated Operating Income	$637.2	$459.8	$1,304.1	$1,111.8

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. We may also exclude certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
Business and Asset Actions
Our consolidated income statements include charges for strategic business and asset actions intended to optimize costs and focus resources on our growth projects. Charges for these actions were not recorded in segment results.
During the second quarter of fiscal year 2024, we recorded an expense of $57.0 ($43.8 after tax, or $0.20 per share) for severance and other postemployment benefits payable to employees identified under a global cost reduction plan. As previously disclosed in Exhibit 99.1 to our Current Report on Form 8-K dated 9 May 2023, the prior year charge of $185.6 ($153.7 attributable to Air Products after tax, or $0.69 per share) resulted from the noncash write-off of assets related to our withdrawal from projects in Indonesia and Ukraine.

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ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 31 March
Q2 2024 vs. Q2 2023	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q2 2024 GAAP	$637.2	$143.3	($9.2)	$130.5	$572.4	$2.57
Q2 2023 GAAP	459.8	165.9	(13.9)	121.0	439.8	1.97
$ Change GAAP						$0.60
% Change GAAP						30%

Q2 2024 GAAP	$637.2	$143.3	($9.2)	$130.5	$572.4	$2.57
Business and asset actions	57.0	—	—	13.2	43.8	0.20
Non-service pension cost, net	—	—	25.1	6.2	18.9	0.08
Q2 2024 Non-GAAP ("Adjusted")	$694.2	$143.3	$15.9	$149.9	$635.1	$2.85

Q2 2023 GAAP	$459.8	$165.9	($13.9)	$121.0	$439.8	$1.97
Business and asset actions(A)	185.6	—	—	26.9	153.7	0.69
Non-service pension cost, net	—	—	22.9	5.7	17.2	0.08
Q2 2023 Non-GAAP ("Adjusted")	$645.4	$165.9	$9.0	$153.6	$610.7	$2.74
$ Change Non-GAAP ("Adjusted")						$0.11
% Change Non-GAAP ("Adjusted")						4%
(A) Charge includes $5.0 attributable to noncontrolling interests.

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		Q2 YTD Total
2024	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,997.4		$2,930.2						$5,927.6

Net income and net income margin	$621.6	20.7%	$580.9	19.8%					$1,202.5	20.3%
Less: Income from discontinued operations, net of tax	—	—%	—	—%					—	—%
Add: Interest expense	53.5	1.8%	59.9	2.0%					113.4	1.9%
Less: Other non-operating income (expense), net	(14.8)	(0.5%)	(9.2)	(0.3%)					(24.0)	(0.4%)
Add: Income tax provision	135.4	4.5%	130.5	4.5%					265.9	4.5%
Add: Depreciation and amortization	349.2	11.7%	360.8	12.3%					710.0	12.0%
Add: Business and asset actions	—	—%	57.0	1.9%					57.0	1.0%
Adjusted EBITDA and adjusted EBITDA margin	$1,174.5	39.2%	$1,198.3	40.9%					$2,372.8	40.0%

	Q1		Q2		Q3		Q4		Q2 YTD Total
2023	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$3,174.7		$3,200.1		$3,033.9		$3,191.3		$6,374.8

Net income and net income margin	$583.8	18.4%	$449.9	14.1%	$610.5	20.1%	$694.4	21.8%	$1,033.7	16.2%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	7.4	0.2%	—	—%
Add: Interest expense	41.2	1.3%	40.9	1.3%	47.4	1.6%	48.0	1.5%	82.1	1.3%
Less: Other non-operating income (expense), net	(0.6)	—%	(13.9)	(0.4%)	(11.7)	(0.4%)	(12.8)	(0.4%)	(14.5)	(0.2%)
Add: Income tax provision	136.4	4.3%	121.0	3.8%	139.6	4.6%	154.2	4.8%	257.4	4.0%
Add: Depreciation and amortization	321.5	10.1%	339.6	10.6%	339.9	11.2%	357.3	11.2%	661.1	10.4%
Add: Business and asset actions	—	—%	185.6	5.8%	59.0	1.9%	—	—%	185.6	2.9%
Adjusted EBITDA and adjusted EBITDA margin	$1,083.5	34.1%	$1,150.9	36.0%	$1,208.1	39.8%	$1,259.3	39.5%	$2,234.4	35.1%

2024 vs. 2023	Q1		Q2						Q2 YTD Total
Change GAAP
Net income $ change	$37.8		$131.0						$168.8
Net income % change	6%		29%						16%
Net income margin change	230 bp		570 bp						410 bp
Change Non-GAAP
Adjusted EBITDA $ change	$91.0		$47.4						$138.4
Adjusted EBITDA % change	8%		4%						6%
Adjusted EBITDA margin change	510 bp		490 bp						490 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 31 March 2024 and 2023:

Americas	Q2 FY24	Q2 FY23	$ Change	Change
Sales	$1,245.8	$1,373.1	($127.3)	(9%)

Operating income	$371.9	$324.2	$47.7	15%
Operating margin	29.9%	23.6%		630	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$371.9	$324.2
Add: Depreciation and amortization	174.1	161.7
Add: Equity affiliates' income	44.2	28.1
Adjusted EBITDA	$590.2	$514.0	$76.2	15%
Adjusted EBITDA margin	47.4%	37.4%		1,000	bp

Asia	Q2 FY24	Q2 FY23	$ Change	Change
Sales	$779.7	$813.9	($34.2)	(4%)

Operating income	$203.6	$233.0	($29.4)	(13%)
Operating margin	26.1%	28.6%		(250)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$203.6	$233.0
Add: Depreciation and amortization	116.4	110.0
Add: Equity affiliates' income	8.3	7.3
Adjusted EBITDA	$328.3	$350.3	($22.0)	(6%)
Adjusted EBITDA margin	42.1%	43.0%		(90)	bp

Europe	Q2 FY24	Q2 FY23	$ Change	Change
Sales	$667.9	$752.9	($85.0)	(11%)

Operating income	$201.0	$173.2	$27.8	16%
Operating margin	30.1%	23.0%		710	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$201.0	$173.2
Add: Depreciation and amortization	50.8	48.3
Add: Equity affiliates' income	11.7	29.5
Adjusted EBITDA	$263.5	$251.0	$12.5	5%
Adjusted EBITDA margin	39.5%	33.3%		620	bp

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's non-recourse project financing as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Six Months Ended
	31 March
	2024	2023
Cash used for investing activities	$3,226.0	$2,476.0
Proceeds from sale of assets and investments	20.2	7.2
Purchases of investments	(136.4)	(290.5)
Proceeds from investments	367.4	611.6
Other investing activities	30.1	(51.2)
NGHC expenditures not funded by Air Products' equity(A)	(836.2)	(335.3)
Capital expenditures	$2,671.1	$2,417.8
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Six Months Ended
	31 March
	2024	2023
Additions to plant and equipment, including long-term deposits	$3,114.9	$1,841.1
Investment in and advances to unconsolidated affiliates	—	912.0
Investment in financing receivables	392.4	—
NGHC expenditures not funded by Air Products' equity(A)	(836.2)	(335.3)
Capital expenditures	$2,671.1	$2,417.8
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures for fiscal year 2024 to be $5.0 billion to $5.5 billion.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q3	Full Year
2023 Diluted EPS	$2.67	$10.30
Business and asset actions	0.23	0.92
Non-service pension cost, net	0.07	0.29
2023 Adjusted Diluted EPS	$2.98	$11.51
2024 Adjusted Diluted EPS Outlook	$3.00 – $3.05	$12.20 – $12.50
$ Change	0.02 – 0.07	0.69 – 0.99
% Change	1% – 2%	6% – 9%